Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte Announces Global License Agreement with Jiangsu Hengrui Medicine for
SHR-1210, an Investigational Anti-PD-1 Monoclonal Antibody

Incyte to pay Hengrui $25 million upfront plus the potential for milestone and royalty payments

WILMINGTON, DE — September 2, 2015 — Incyte Corporation (Nasdaq: INCY) today announced a global license and collaboration agreement with Jiangsu Hengrui Medicine Co., Ltd. for the development and commercialization of SHR-1210, an investigational anti-PD-1 monoclonal antibody. Under the agreement, Incyte will have the exclusive development and commercialization rights to SHR-1210 worldwide, with the exception of Mainland China, Hong Kong, Macau, and Taiwan. SHR-1210 is expected to enter proof-of-concept studies for the treatment of patients with advanced solid tumors in the coming months.

“The addition of this anti-PD-1 candidate to our early stage portfolio reinforces our commitment to cancer patients and further diversifies our clinical development programs,” stated Hervé Hoppenot, President and Chief Executive Officer of Incyte. “We continue to make excellent progress in the multiple clinical trials underway across our existing portfolio, including our strategic collaborations.”

Piaoyang Sun, Chairman of the Board of Hengrui, added, “Both Incyte and Hengrui are dedicated to cancer immunotherapy and are investigating several relevant biological targets in the area. The addition of SHR-1210 is an excellent fit to Incyte’s oncology portfolio, and we are pleased to see Incyte’s commitment to this PD-1 program. Combining the expertise and resources of both companies can accelerate the development of SHR-1210.”

Terms of the Agreement

Under the terms of the agreement, Incyte will acquire development and commercialization rights to SHR-1210 worldwide, with the exception of Mainland China, Hong Kong, Macau, and Taiwan, in exchange for an upfront payment of $25 million. The terms also include potential milestone payments of up to $770 million to Hengrui, consisting of $90 million for regulatory approval milestones, $530 million for commercial performance milestones, and $150 million based on clinical superiority.  The terms also include tiered royalties to Hengrui on net sales of SHR-1210 in Incyte territories. Under the Agreement,

Incyte and Hengrui will assume all financial obligations associated with the development and commercialization of SHR-1210 in their respective territories.

About Anti-PD-1 Monoclonal Antibodies

Monoclonal antibodies targeting PD-1 enhance anti-tumoral immunity and are being developed for the treatment of cancer. Many tumor cells express PD-L1, an immunosuppressive PD-1 ligand. Inhibition of the interaction between PD-1 and PD-L1, known as immune checkpoint blockade, can enhance T-cell responses and mediate preclinical antitumor activity.(1)

For this transaction, Incyte was advised by Morgan Lewis, and Hengrui was advised by Wilson Sonsini Goodrich & Rosati.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics, primarily for oncology.  For additional information, please visit www.incyte.com.

About Jiangsu Hengrui Medicine Co., Ltd.

Jiangsu Hengrui Medicine Co., Ltd., established in 1970, is a fully integrated pharmaceutical company in China, with annual net sales of over U.S. $1.2 billion. Hengrui’s products and innovative R&D span multiple therapeutic areas, including oncology and hematology, anesthesiology and pain management, cardiovascular and metabolic diseases, contrast media, and inflammation. Visit http://www.hrs.com.cn for further information.

Forward-Looking Statements (Incyte)

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements with respect to the timing of proof of concept studies for SHR-1210, contain predictions and estimates and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development, results of further research and development, unanticipated delays, other market or economic factors and technological advances, regulatory approval of the transaction and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Incyte disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investors		Media
Michael Booth, DPhil	+1 302 498 5914	Catalina Loveman	+1 302 498 6171
	mbooth@incyte.com		cloveman@incyte.com

(1)  Weber J (Oct 2010). “Immune checkpoint proteins: a new therapeutic paradigm for cancer—preclinical background: CTLA-4 and PD-1 blockade”. Seminars in Oncology 37(5): 430—9. doi:10.1053/j.seminoncol.2010.09.005. PMID 21074057.